Exhibit 99.1

FOR IMMEDIATE RELEASE

For Further Information Contact:

Frank ten Brink at (847) 607-2012

STERICYCLE, INC. TO ACQUIRE MEDSERVE, INC.

Lake Forest, Illinois, May 14, 2009—Stericycle, Inc. (NASDAQ:SRCL), today announced that it had entered into an agreement to acquire MedServe, Inc.

On May 9, 2009, we and our wholly-owned subsidiary, ATMW Acquisition Corp., entered into an agreement and plan of merger with MedServe, Inc. a Delaware corporation, and Avista Capital Partners, L.P., a Delaware limited partnership, as the stockholders’ representative. Pursuant to the merger agreement and upon completion of the merger, our subsidiary will be merged with and into MedServe and MedServe will become a wholly-owned subsidiary of ours.

MedServe is privately held. It is engaged in the collection, transportation, treatment and disposal of medical waste, hazardous waste, universal waste and other regulated wastes, sharps management services, safety and compliance training services, and other related businesses.

The total merger consideration is $185,000,000 in cash, subject to reduction for MedServe’s indebtedness as of the closing date, MedServe’s expenses in connection with the transaction, and other expenses related to the transaction. In addition, $27,750,000 of the merger consideration will be deposited in escrow to cover indemnification obligations of the MedServe stockholders under the merger agreement.

Concurrently with the parties’ execution of the merger agreement, MedServe stockholders holding a majority of its outstanding shares entitled to vote delivered their written consent approving the merger agreement and the merger.

The merger is subject to customary closing conditions and regulatory reviews, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Safe Harbor Statement: Statements in this press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include changes in governmental regulation of medical waste collection and treatment and increases in transportation and other operating costs, as well as the other factors described in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.